Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Nancy S. Coleman (703) 480-9580
Manager, Marketing Communications
Coleman.nancy@orbimage.com

ORBIMAGE HOLDINGS ANNOUNCES ISSUANCE OF
SENIOR SECURED FLOATING RATE NOTES DUE 2012

(Dulles, VA, July 5, 2005) ORBIMAGE Holdings Inc. (OTCBB: ORBM) announced today that, on June 29, 2005, ORBIMAGE Holdings Inc. issued $250 million aggregate principal amount of Senior Secured Floating Rate Notes due 2012 (the “Notes”). The Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The offering of the Notes has not been registered under the Securities Act of 1933 and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The purpose of the offering was to contribute the proceeds to the capital of its wholly-owned subsidiary, ORBIMAGE Inc., to be used for construction costs for the OrbView-5 satellite in connection with the NextView contract between ORBIMAGE Inc. and the National Geo-Spatial Intelligence Agency, to mandatorily redeem all of the outstanding Senior Subordinated Notes due 2008 of ORBIMAGE Inc. and for general working capital purposes.

About ORBIMAGE:

ORBIMAGE is a leading global provider of Earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. In addition to the high-resolution OrbView-3 satellite, ORBIMAGE operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. ORBIMAGE also produces value-added imagery products and provides advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are handled through a worldwide network of value-added resellers, regional distributors, sales agents, and select strategic partners. The company is currently building a next-generation satellite, OrbView-5, to support the National Geospatial-Intelligence Agency’s NextView image acquisition program. OrbView-5 is planned to be operational early in 2007.

For more information about ORBIMAGE, please see our web site at www.orbimage.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Vice President, General Counsel and Secretary, at 703-480-5672.